EXHIBIT 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

June 23, 2014

Euroseas Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece

Re: Euroseas Ltd.

Ladies and Gentlemen:

We have acted as counsel to Euroseas Ltd. (the "Company") in connection with the Company's Registration Statement on Form F-3 (File No. 333-194922) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on March 31, 2014, as thereafter amended or supplemented, with respect to the offer and sale, from time to time (the "Secondary Sales"), of up to an aggregate of 28,406,247 common shares of the Company, par value $0.03 per share (the "Secondary Securities"), by the Selling Shareholders, as defined in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) each document incorporated or deemed to be incorporated by reference into the Registration Statement; and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Registration Statement to be executed in connection with the Secondary Sales have been duly authorized, executed and delivered by each of the parties thereto other than the Company; and (ii) the terms of the Secondary Sales comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Secondary Securities have been duly authorized, and validly issued, fully paid and non-assessable, or, with respect to any Secondary Securities issuable upon conversion of the Company's Series B Convertible Perpetual Preferred Shares (the "Series B Preferred Shares"), will be validly issued, fully paid and non-assessable upon conversion of such Series B Preferred Shares.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP